Exhibit 10.4

ADDENDUM TO THE EMPLOYMENT CONTRACT
DATED 29 SEPTEMBER, 2011
BETWEEN IRON MOUNTAIN AND MR MARC DUALE

BETWEEN:

IRON MOUNTAIN BPM International, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under the number B149.917;

Hereinafter referred to as “the Company”;

Hereby represented by Ms Anne Best, Mr Roderick Day and Manfred Schneider in their capacity of Directors (Gérants) of the Company;

AND:

Mr Marc Duale, residing at Rue Villa Hermosa 8, Brussels, 1000, Belgium.;

Hereinafter referred to as the “Employee”;

The Company and the Employee are hereinafter referred to as “the Parties”;

WHEREAS the Employee entered into service of the Iron Mountain Group on 8 May 2006 as President of Iron Mountain Europe, pursuant to an employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd;

WHEREAS, on 16 September 2008, the Employee was appointed as President of Iron Mountain International and on 15 June 2009, the Employee entered into an employment contract with Iron Mountain Belgium S.A., replacing the contract signed on 3 May 2006 with Iron Mountain UK Ltd;

WHEREAS the Employee was seconded to Hong Kong by Iron Mountain Belgium SA, under the conditions set forth in an employment agreement signed on 18 December 2009;

WHEREAS, on 31 December 2010, the employment agreement signed on 18 December 2009 between the Employee and Iron Mountain Belgium SA, as transferred to Iron Mountain BPM, was amended and further transferred to the Company;

WHEREAS, on 29 September 2011, said employment agreement was amended and replaced by a new contract of employment (the “Employment Contract”) signed between the Company and the Employee;

WHEREAS in view of the appointment of the Employee as Director (Gérant) of Iron Mountain BPM SPRL in Belgium under the terms and conditions agreed upon by Parties on 1 October, 2011, the Employment Contract with the Company was suspended in accordance with an agreement dated 1 October, 2011 regarding the suspension of the Employment Contract for the duration of the Employee’s mandate as a Director (Gérant) of Iron Mountain BPM Sprl;

WHEREAS the Employment Contract with the Company, which is currently suspended, will automatically become effective again at the time the Employee will no longer be a Director (Gérant) of Iron Mountain BPM SPRL;

WHEREAS the Company wishes to grant the Employee severance benefits identical to those that are outlined in the Iron Mountain Companies Severance Plan - Severance Program No. 1. (the “Severance Plan”), except to the extent severance benefits under his Employment Contract or applicable Luxembourg law are more favorable;

WHEREAS the purpose of the Severance Plan is to provide transition assistance in the form of severance benefits for the Employee in the event of a Qualifying Termination as defined hereunder.

NOW, THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1: Term of this Addendum

This Addendum to the Employment Contract has been concluded for an unlimited duration.

Article 2: Definitions

“Acquirer(s)” means the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change in Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

“Administrator” means the Compensation Committee of the Board of Directors of Iron Mountain Incorporated

“Base Salary” means the Employee’s weekly, biweekly or monthly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.

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“Cause” means any gross misconduct which would immediately and definitely render impossible the continuation of the Employment Contract, including, without limiting the generality of the foregoing, cases where (a) The Employee commits a fraud, embezzlement or theft against Iron Mountain Group; (b) the Employee is convicted of, or pleads guilty or does not contest to, a felony; (c) the Employer breaches a fiduciary duty owed to Iron Mountain; (d) the Employee materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Employee wilfully fails to perform his material assigned duties (other than by reason of illness); or (f) the Employee commits an act of gross negligence, engages in wilful misconduct or otherwise acts with wilful disregard for the best interests of Iron Mountain.

“Change in Control”  means the happening of any of the following:

(a)                      When any “person,” as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”), other than (i) Iron Mountain Incorporated, (ii) a subsidiary of Iron Mountain Incorporated, (iii) an Iron Mountain employee benefit plan, including any trustee of such plan acting as a trustee, or (iv) the Employee, or a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which includes the Employee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Iron Mountain Incorporated representing fifty percent or more of the combined voting power of Iron Mountain Incorporated’s then outstanding securities entitled to vote generally in the election of directors; or

(b)                      The effective date:  (i) of a merger or consolidation of Iron Mountain Incorporated with any other third party, other than a merger or consolidation that would result in the voting securities of Iron Mountain Incorporated outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of Iron Mountain Incorporated, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (ii) of the sale or disposition of Iron Mountain Incorporated of all or substantially all or of Iron Mountain Incorporated’s assets; or

(c)                       Individuals who on the Effective Date constituted the Board of Directors of Iron Mountain Incorporated (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of Directors of Iron Mountain Incorporated then in office.

“Employee Confidentiality and Non-Competition Agreement” means an acknowledgement, in a form satisfactory to Iron Mountain, that reaffirms the Participant’s obligations under Sections 13, 15, 16, 17 and 18 of his Employment Agreement.

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“Good Reason” means that Iron Mountain has, without the Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his base compensation plus target non-equity incentive compensation, (b) required the Employee to be based at an office or primary work location that is greater than fifty miles from his current office or primary work location or (c) materially diminished the Employee’s responsibilities and/or assigned the Employee to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change.  A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, the Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and the Company shall have thirty days within which to remedy the issue.

“Iron Mountain” means the Company and any company of the Iron Mountain group of companies controlled by Iron Mountain Incorporated.

“Qualifying Termination” means (a) the termination of the Employee’s employment by Iron Mountain solely as a result of Iron Mountain’s elimination of his job or position or for one or more reasons that do not constitute Cause or (b) the termination of the Employee’s employment by the Employee for Good Reason if the termination occurs within up to six months of the Good Reason event and the Employee provides the Administrator with notice within ninety days of the existence of the Good Reason event. In this event, Iron Mountain shall have thirty days within which to remedy the issue.

“Separation and Release Agreement” means an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers, employees and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.

“Severance Benefits” means the benefits granted to the Employee under this Addendum.

The “Severance Period” means the fifty-two week period following the Employee’s Qualifying Termination.

“SUB Pay Plan” means the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Salaried Employees and the Iron Mountain Information Management, Inc. Supplemental Unemployment Benefits Plan and Summary Plan Description for Hourly Employees, each as amended and in effect from time to time.

Article 3: Conditions relating to the granting of Severance Benefits

3.1                    The Employee must not have notified Iron Mountain (whether orally or in writing) of his intention to terminate employment with Iron Mountain for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to Iron Mountain’s announcement of the proposed Qualifying Termination and effective as of a date within three months of the proposed Qualifying Termination (other than a notice provided by the Employee in the case of a termination for Good Reason).

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3.2                     The Employee must not be on any statutorily protected leave of absence or otherwise absent from work and must be regularly performing services for Iron Mountain as of the date of the Qualifying Termination.

3.3                     No Severance Benefits will be paid or provided under this Addendum unless the Employee has signed and timely returned, and not revoked, if applicable, a “Separation and Release Agreement” and an “Employee Confidentiality and Non-Competition Agreement”,  each in a form satisfactory to Iron Mountain.

3.4                     Unless required otherwise under applicable Luxembourg law, Severance Pay will be paid in equal instalments over the Severance Period in accordance with the Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable withholding.  Payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination; and provided, further, that any applicable revocation period under a Separation and Release Agreement will have expired before any payment.  Iron Mountain may also deduct any amounts owed by the Employee to the extent permitted by applicable law.

3.5                    Severance Pay will be reduced by any other severance or termination payments due to the Employee (such as, if applicable, a payment required pursuant to a Supplemental Unemployment Benefits Plan or U.S. WARN Act), any amounts owed the Employee pursuant to a contract with Iron Mountain and amounts paid to the Employee placed in a temporary layoff status (often referred to as a furlough).  Severance Pay will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner greater than Iron Mountain’s policies and programs, including the Severance Plan.

3.6                     If the Employee is later rehired by Iron Mountain, he may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

3.7                     It may be necessary to delay one or more of the payments otherwise due hereunder to avoid adverse income tax consequences.  The Administrator will notify the Employee in the event this is necessary.

Article 4: Severance Arrangements

4.1              Severance Pay

The amount of Severance Pay payable if the Employee experiences a “Qualifying Termination” is based on the Employee’s “Base Salary” and “Target Bonus Payment,” and the “Severance Period,” each as defined herein or below.

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a)           One year’s salary continuation

If the Employee experiences a Qualifying Termination, he will receive an amount equal to fifty-two weeks of Base Salary or that number of weeks that remain between the Qualifying Termination and a previously announced termination date by the Employee.

b)           Bonus Payment

If the Employee experiences a Qualifying Termination, he will also receive a Target Bonus Payment equal to the amount of the annual target bonus that would have been paid had he remained employed for the entire year of termination multiplied by his average pay-out percentage based upon financial performance and individual performance goals over the prior three years (or full years of employment if not employed for a full three years). The Employee refers to his Incentive Compensation Plan document for specific component details when applicable. (If the annual bonus for the year of termination has not yet been determined as of the Employee’s termination, the annual target bonus for the prior year shall be used.)

Example:  Assuming the Employee is eligible for an annual bonus for 2013 equal to 60% of his Base Salary, which is currently $500,000.  Over the last three years, the Employee has received a 90% payout.  the Employee is terminated October 19, 2013.  the Employee is entitled to a bonus of $270,000 ($500,000 [Base Salary] times 60% [bonus amount] times 90% [three-year payout percentage]).

4.2              Other Benefits

4.2.1           As long as the Employee who experiences a Qualifying Termination has not breached the “Separation and Release Agreement” and the “Employment Confidentiality and Non-Competition Agreement” and provided the Employee elects to continue “the Company’s International Medical Insurance Plan”, Iron Mountain will continue to pay the employer share of the cost of coverage in accordance with standard payment practices until the end of the applicable Severance Period.  The Employee must continue to pay the employee share of the cost of coverage during the Severance Period.

4.2.2           If the Employee experiences a Qualifying Termination, he is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months following termination.

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4.3              Accelerated Vesting of Certain Equity Compensation

Notwithstanding anything to the contrary in any equity compensation plan, agreement thereunder or amendment to either, if within eighteen months of the start date of a new Chief Executive Officer of Iron Mountain Incorporated who replaces C. Richard Reese, the Employee experiences a Qualifying Termination, all outstanding equity-based awards then held by the Employee, including but not limited to all stock options, restricted stock units and performance units to the extent the applicable “Performance Period” (as defined in the performance unit) has been completed (“Earned Performance Unit”), shall be credited with an additional twelve months of vesting service as of the date of the Qualifying Termination.  If an Earned Performance Unit shall not be 100% vested after the application of the preceding sentence, additional vesting service shall be credited as necessary to full vest the Earned Performance Unit.(1)

In the event of any acceleration of vesting under the preceding paragraph as well as upon a change in control (including a Vesting Change in Control) under any of Iron Mountain’s equity compensation plans, only a total of twelve months (or such other amount as shall be necessary for an Earned Performance Unit) of accelerated vesting shall apply.

Article 5: Time and Manner of Payment

5.1                     Payments of Severance Pay will be made in equal instalments over the Severance Period in accordance with Iron Mountain’s regular payroll intervals applicable to the Employee immediately prior to the Qualifying Termination.  Such payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination and provided, further, that any applicable revocation period will have expired before any payment.

5.2                     All Severance Benefits shall be subject to applicable federal, state, local and other tax withholding as required by law.

5.3                     Any payments due hereunder for Severance Pay shall be reduced by any other severance or termination payment due to the Employee, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification or office closing requirements, any amounts paid pursuant to a SUB Pay Plan, any amounts owed the Employee pursuant to a contract with Iron Mountain and amounts paid to the Employee when placed in a temporary layoff status (often referred to as a furlough), which immediately precedes the commencement of Severance Benefits hereunder.  In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner different from Iron Mountain’s policies and programs, including this Plan, any payments hereunder for Severance Pay shall be offset by such amounts.

(1)                                 Vesting acceleration of an Earned Performance Unit shall not, however, accelerate the delivery date of any underlying shares.

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5.4                     If the Employee is reinstated, he will not be required to reimburse Iron Mountain or an Acquirer for any payments received hereunder prior to being rehired.  Any unpaid Severance Pay will be forfeited upon the Employee’s rehire by Iron Mountain or an Acquirer.(2)

5.5                     If the Employee receives payments hereunder for Severance Pay he shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to rehire, no such payment shall be offset or reduced by the amount of any compensation provided to the Employee in any subsequent employment.

5.6                     In addition to the Severance Benefits under this Plan, the Employee who experiences a Qualifying Termination shall be entitled to:  (a) accrued wages due through the date of the Qualifying Termination in accordance with Iron Mountain’s normal payroll practices; (b) any accrued but unused vacation pay; and (c) reimbursement for any unreimbursed business expenses properly incurred by the Employee prior to the date of the Qualifying Termination in accordance with Iron Mountain’s policy (and for which the Participant has submitted any required documentation).  In addition, when the Employee is subject to a commission plan or arrangement he shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement.  All payments shall be subject to proper tax withholding.

5.7                     Iron Mountain may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Employee as of his date of termination, as permitted under applicable law.

Article 6: Applicable law

This Addendum to the Employment Contract is governed by Luxembourg law and any dispute concerning the interpretation, execution and/or termination of this Addendum must be resolved under Luxembourg law.

Article 7: Administrator’s rights

The Administrator retains the right to amend the provisions of this Addendum but no amendment shall diminish the rights of the Employee hereunder as they may exist immediately before the effective date of the amendment without the written consent of the Employee.

Article 8: Severability

If any provision of this Addendum or part of a provision is declared null and void or contrary to a mandatory legal provision in force, the remaining provisions of this Addendum shall not be automatically made null and void and shall consequently retain their validity.

(2)                                 Note, however, that any vesting acceleration is not “recouped.”

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Article 9: Existing agreements - Luxembourg law provisions

This Addendum to the Employment Contract replaces the provisions of all existing agreements relating to severance arrangements concluded between the Employee and the Company without prejudice, however, to the Luxembourg mandatory and/or public order rules and provided that if the Employee’s severance rights or benefits under an existing agreement or under Luxembourg law are more favourable to the Employee than those provided under this Addendum, the provisions of the existing agreement or the provisions of Luxembourg law shall prevail.

All provisions of the Employment Contract not amended by this Addendum, shall remain unamended and in force.

***

Signed on 19 March 2012, both parties acknowledging receipt of an original copy of this Adendum, duly signed by both parties.

(read and approved)	(read and approved)
For the Company	For the Employee

/s/ Roderick Day	/s/ Marc Duale
Mr Roderick Day	Mr Marc Duale
Director

/s/ Anne Best
Ms Anne Best
Director

/s/ Manfred Schneider
Mr Manfred Schneider
Director

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CONTRACT OF EMPLOYMENT

Between

Iron Mountain BPM International Sarl

And

Mr Marc DUALE

Indefinite duration employment contract

Between on the one hand:

Iron Mountain BPM International Sarl, a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register under the number B149.917, duly represented for the purposes thereof by Anne Best and Roderick Day, acting their capacity as Directors (gérants), hereafter referred to as the “Employer” or the “Company”,

And on the other hand:

Mr Marc DUALE, French citizen, born on 10 September 1952 in Alger (Algeria), residing at Unit G, Level 11, Tower 6, Kowloon, Hong Kong,

hereafter referred to as the “Employee”.

WHEREAS,

The Employee entered into the service of the Iron Mountain Group on 8 May 2006 as President of Iron Mountain Europe, pursuant to an employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd.

On 16 September 2008, the Employee was appointed as President of Iron Mountain International.

On 15 June 2009, the Employee entered into an employment contract with Iron Mountain Belgium SA, replacing the employment contract concluded on 3 May 2006 with Iron Mountain UK Ltd.

At the same date, the Employee was seconded to Hong-Kong by Iron Mountain Belgium, under the conditions set forth in the employment contract concluded between the Employee and Iron Mountain Belgium on 18 December 2009.

After the incorporation of Iron Mountain BPM in Belgium on 10 December 2009, the employment contract concluded on 18 December 2009 between the Employee and Iron Mountain Belgium SA was transferred to Iron Mountain BPM which has maintained the Employee’s secondment to Hong-Kong. Immediately after the incorporation of Iron Mountain BPM, the Employee was appointed as one of the Directors (gérants / zaakvoerdesr) of Iron Mountain BPM.

On 31 December 2010, the Employee resigned from his mandate as a director (Gérant / zaakvoerder) of Iron Mountain BPM and Iron Mountain Belgium. Pursuant to a certain Agreement on the transfer of the employment contract concluded on 31 December 2010 between Iron Mountain BPM, Iron Mountain BPM International and the Employee, the employment contract concluded between the Employee and Iron Mountain Belgium on 18 December 2009, which was first transferred to Iron Mountain BPM, was then transferred to the Employer.

The purpose of this contract of employment is to amend and replace the employment contract signed on 18 December 2009 between the Employee and Iron Mountain Belgium, as transferred

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to Iron Mountain BPM and then further amended and transferred to Iron Mountain BPM International under the Agreement on the transfer of the employment contract dated 31 December 2010 between the Employee, Iron Mountain BPM and Iron Mountain BPM International, concluded between the Employee and Iron Mountain Belgium on 18 December 2009, as amended on 31 December 2010.

Now, therefore, the Parties have agreed as follows:

1. Terms of employment

The present employment contract (the “Contract”) is concluded for an unlimited duration commencing on 30th September 2011.

2. Seniority

The Employer acknowledges that it shall take into account the length of service of the Employee (within the Iron Mountain Group) for the purpose of the calculation of the seniority of the Employee in the Company

The Employee’s seniority with the Employer is recognized as from 8 May 2006.

3. Job title / Functions

The Employee is engaged in the capacity of President, Iron Mountain International.

The Employee’s function shall notably include the following tasks:

To lead Iron Mountain’s International business, including determining the strategic vision and the management and total profitability of the business;

To develop and gain agreement for the overall strategy and direction for Iron Mountain’s International operations, ensuring agreement with the Board of Iron Mountain Inc and alignment with the overall direction for the Enterprise;

To establish and agree current and long term objectives for the development of the IMI business, including financial targets, in conjunction with the Regional Heads and in line with the overall strategy for Iron Mountain International;

To engage with the senior leadership of Iron Mountain International through regular communications and take an active part in talent assessment and succession planning for the senior positions in the business;

To represent Iron Mountain International on the main Board of Iron Mountain Inc and contribute to the broader strategic development and decision making for the wider enterprise;

To represent, from time to time, Iron Mountain with major customers, suppliers, commercial and investment groups and professional bodies.

The Employee shall exercise all tasks which directly or indirectly are necessary or useful to the performance of his function.

Within the framework of his duties, the Employee shall report to the Chief Executive Officer of Iron Mountain Incorporated or to any other person appointed by the latter.

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The Employee shall accept all changes regarding the persons to whom he must report or from whom he receives his instructions. Such changes shall under no circumstances be regarded as having altered an essential element of his Contract.

4. Workplace

The Employee shall carry out his duties at the Company’s registered office located at 5, rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg. The Employee shall travel as will be deemed necessary to ensure the proper performance of the Contract both within the Grand Duchy of Luxembourg and abroad. The Company shall have the right to change the location of the workplace to any other place within the Grand Duchy of Luxembourg required by the Company’s interests. The Employee expressly acknowledges that the workplace can not be regarded as an essential element of the Contract.

5. Duration of working hours

The normal duration of work is equal to 8 hours per day and 40 hours per week which shall be performed on 5 days.

The performance of the working hours shall follow the work schedule indicated hereafter: from Monday to Friday: between 9 a.m. and 6 p.m. with one hour break. The Employer shall be entitled to modify this work schedule according to the needs of the Company.

Considering the functions and responsibilities attributed to the Employee, he is considered being a senior executive in the sense of article L.162-8 (3) of the Labor Code. Consequently, the legal and contractual provisions with respect to the normal duration of working hours, Sunday work and work on legal holidays, as well as those concerning the increase of remuneration for overtime, Sunday work and work on legal holidays are not applicable to the Employee.

6. Remuneration

Salary

The Employee’s base salary will be EUR 517,830 per annum (with the index applicable on the day of the entering into force of the Contract) and paid in 12 installments.

The Employee’s salary will be paid into the Employee’s nominated bank account on the 28th day of each month or the Friday before if the 28th falls on a Saturday and the Monday thereafter if it falls on a Sunday, after deduction of any social security contributions and payroll taxes provided by the law.

Executive Bonus Scheme

The Employee’s total annual incentive compensation opportunity will be 80% of his eligible earnings. The Employee’s incentive compensation is comprised of several components. The Employee refers to his Incentive Compensation Plan document for specific component details, when applicable.

The plan will be payable annually, as soon as practically possible following the calendar year end, subject to the completion of financial reporting and approval processes. To receive payment, the Employee must be actively employed at the time of payment.

The Company reserves the right to review this plan, normally on an annual basis.

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The payment of this gratification is a discretionary option for the Employer. The regular and constant payment, even general, of a gratification, notwithstanding the number of years during which this gratification was given, can not create a vested right in favor of the Employee.

Car / Car Allowance

The Employee will have a car allowance up to a maximum of EUR 24,981 per year. The Employee will also have a fuel allowance of EUR 2,498 per annum.

7. Currency

All payments made for and after the execution of this Agreement will be paid in Euros (€).

8. Holidays

In addition to the Luxembourg legal public holidays, the Employee’s entitlement will be 25 days per annum

The timing of any holiday shall have to be agreed upon by the Employer. The Employee shall comply with the essential interests of the Employer and the other employees.

Holidays shall be taken during the course of the calendar year. However, should circumstances related to the needs of the Company not allow the Employee to take all his holidays, the remaining holidays at the end of the calendar year may exceptionally be carried forward until March 31 of the following year. After this date, the untaken holidays shall be lost.

9. Sickness

In case of incapacity arising from illness or accident and in the event of an extension of this initial disability period, the Employee will warn the Company immediately.

In addition, at the latest by the close of the third day of work disability, the Employee is required to provide the Company with a medical certificate stating the beginning and the expected duration of disability.

Any unjustified absence may be regarded by the Company as a serious cause justifying the termination of the Contract without prior notice nor indemnity.

Upon request of the Employer, the Employee shall be submitted to a medical examination carried out by a doctor appointed by the Employer.

10. Discretionary Benefits

Life Assurance: The Company will provide life assurance cover equivalent to 4 times the amount of the Employee’s basic annual salary

Medical Insurance: The Employee will join the Company’s International Medical Insurance Plan through CIGNA. Full family cover will remain available.

Stock Options: The Employee has participated in the Iron Mountain 2002 Stock Option Plan and the Employee’s entitlement in this respect remains unchanged.

Tax Assistance: The Employee will be liable for his personal taxes and the filing of his tax returns. The Company will reimburse the cost of annual tax returns declarations up to an annual expense not to exceed EUR 6,700. To assist the Employer in satisfying its tax reporting obligations in the

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various jurisdictions in which the Employee works, the Employee agrees to provide Iron Mountain Incorporated’s Vice President of Compensation & Benefits with a report in the first month of each calendar quarter providing the allocation of days per jurisdiction in the preceding quarter.

11. Termination

The present Contract may be terminated by each party in accordance with the provisions of the Luxembourg labour law code, especially its articles L.124-1 to L.124-13.

Except in the case of gross misconduct, the Contract may be terminated by the parties by observing a notice period determined as follows:

In the event of dismissal: 4 months minimum. This period shall be increased by a further period of 3 months at the beginning of each period of 5 years service with the same employer.

In the event of resignation (unless agreed to be less with the Company):

• 1 month if the Employee’s seniority is less than 5 years;

• 2 months if the Employee’s continued seniority is equal to or more than 5 and less than 10 years;

• 3 months if the Employee’s continued seniority is equal to or more than 10 years

Bonus payments will be made at the discretion of the Compensation Committee of Iron Mountain Incorporated.

The Employee will at any time upon request; and in any event upon the termination of his employment, return to the Company all Company property in your possession or under his control including computer hardware, documents, disks and tapes. On leaving the Company the Employee will also be required to advise his line Manager of all access codes and passwords within his knowledge, which relate to his employment with the Company.

Upon the termination of the Employee’s employment with the Employer, the Employee will return to the Employer all its property, including, without limitation, keys, telephones, computers, PDAs, documents, records, electronic data and files, notes, papers, reports and customer lists, and shall not keep originals or copies of such property, regardless of the medium on which it is stored.

12. Conflict of Interest

The Employee should not, directly or indirectly, engage in any other business activity or be concerned in any other business which is similar to or competes with that carried out by the Company.

The Employee must seek written consent from the Chief Executive Officer of Iron Mountain Incorporated before he becomes involved in a business capacity with any competitor, supplier or customer in circumstances which could be perceived to compromise his position with the Company. The Employee must also inform the Chief Executive Officer of Iron Mountain Incorporated should any of his immediate family members become so involved.

13. Confidentiality

The Employee shall carefully guard and keep confidential all information concerning the business, contemplated future business, prospects and any other affairs of the Employer that the Employer regards as confidential, proprietary or private in nature, whether or not so labeled (hereafter, “Confidential Information”).

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The Employee acknowledges and agrees that (a) the Employer ‘s methods of operation, software and computer programs developed by or for the Employer for use in its business, the identity of customers and prospects, pricing and marketing strategies, service offerings and sales techniques, and other forms of non-public information developed or used by the Employer and maintained on a confidential basis, constitute Confidential Information and are highly valuable to the Employer: (b) the Employee’s unauthorized disclosure or use of Confidential Information could irreparably damage the Employer; and (c) as an employee of the Employer, the Employee has or will have access to (and receive compensation from the Employer to use, develop and/or contribute to the development of) such Confidential Information.

14. Personal data

The Employer undertakes to handle the personal data with respect to the Employee in accordance with the law dated of 2 August 2002 on the protection of persons with regard to the processing of personal data, as amended.

The personal data related to the Employee and communicated to the Employer for the sake of the Contract (hereafter the “Data”) may be processed on a Data processing medium or any other medium, so that the Employer in particular may be able to execute the Contract and to comply with his legal obligations.

The Data may be also communicated to third parties, located in Luxembourg or abroad, insofar as this communication is necessary to comply with the Employer’s legal obligations or to execute the Contract.

The Employer undertakes not to use this Data for purposes other than those for which it has been collected and such information shall not be stored for a period longer than necessary for the realization of such purposes.

The Employee has the right to access the Data concerning him, has the right to correction in the case of the Data being incorrect, and subject to the motivation by means of predominant and legitimate reasons, has the right to oppose to the collection of this Data. In order to enforce these rights, the Employee shall be able to contact the Head of the Human Resources of the Company.

The communication by the Employee of the personal Data mentioned in the present article is compulsory. Any modification of the Data shall be notified to the Employer as soon as possible.

15. Disclosure of Information

The Employee may not disclose to any person or organization any Confidential or proprietary information acquired by him in the course of his employment. This includes any information which the Company considers confidential (e.g. business plans, projects, products and processes; or details of its current or prospective customers) and the disclosure of which may damage the interests of the Company or any actual or potential customer.

Where the Employee’s work involves matters which are confidential or secret to the Company or its customers or involves entering customer premises where security checks are required, the Employee may be required to provide further particulars to the Company or relevant party as the Company may direct in order to undergo the appropriate checks in accordance with the law dated of 2 August 2002 on the protection of persons with regard to the processing of personal data, as amended.

In addition the Employee must also keep confidential at all times any personal data held by the Company to which he may have access.

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16. Non-Competition

For two years from his effective departure from the Company, the Employee shall refrain from carrying out with or without consideration, occasionally or regularly, any business (either personally or by entering into service of another employer) which activity or services might be considered as competitive vis-à-vis the Employer.

This obligation:

1.              is applicable to activities similar to those exercised by the Employee with the Employer; this includes amongst other activities of the following entities: Brambles Limited, Cintas Corporation, Dell Inc, Fujitsu, Hewlett Packard Company, International Business Machines, Canon, Oce Business Services, Oracle Crop, Pitney Bowes Inc, Recall Corporation, Xerox Corporation. This list is however not limitative;

2.              is related to countries; Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Luxemburg, Mexico, Netherlands, Russia, Spain, the United Kingdom and the United States.

Within 15 days after the termination, the Company may renounce the application of the present non-competition clause. If the Company does not renounce its application, the Employee will be entitled (at the end of this period) to a non competition indemnity equal to the salary he would have earned for 50% of the duration time of the obligation of non-compete. This indemnity has to be calculated based on the current gross monthly remuneration.

In the event of any breach of the present non competition clause by the Employee, the Employee will be bound to refund the sum that the Company will have paid in compliance with this Section 16 and he will furthermore be held to pay an equivalent sum, without prejudice to the Company’s right to prove and claim additional damage.

The Company can at any moment reduce the duration of the present non competition clause. In that case, the aforementioned indemnity will be reduced proportionally.

17. Non-Solicitation

Following employment with the Company and for 12 months following the termination of employment, you shall not, directly or indirectly, on behalf of yourself or any other person or entity, solicit business from any actual or prospective customer or client of the Company or its affiliated companies with which he had contact during the 12 months prior to the termination, nor shall you attempt to induce any such actual or prospective customer or client to terminate its relationship with the Employer or any of its affiliated companies.

Following employment with the Company and for 12 months following the termination of employment, you will not, directly or indirectly, on behalf of yourself or others, hire, attempt to hire, solicit for employment, seek to retain on an independent contractor or consultant basis, or in any way encourage the departure, resignation or other termination of employment of, any employee of the Company or its affiliated companies.

18. Non-Disparagement

During the Employee’s employment with the Employer and for all time thereafter, he will not do any act, engage in any conduct, or make or publish any untrue or misleading statement that will

8

demean or otherwise adversely affect the name, reputation, or business interests of the Employer.

19. Inventions

The Employee shall fully disclose as soon as possible in writing to the Employer all ideas, inventions and developments (including those related to software, computer programs or processes, and including improvements upon existing software or processes), made or conceived by you, solely or jointly with another or others, during his employment with the Employer and relating to any present or contemplated business of the Employer, he acknowledges and agrees that any such ideas, inventions and developments are, and shall remain, the exclusive property of the Employer. If the idea, inventions or development do not automatically belong to the Employer, the Employee shall assign all author’s rights (including patrimonial and moral rights) to the Employer.

The Employee shall promptly review and execute applications for copyright registration and/or patents of the United States and of such foreign countries as the Employer may elect. for such of the inventions and developments contemplated above as the Employer may direct, which said applications shall be prosecuted at the expense of the Employer by attorneys chosen by the Employer. The Employee shall execute and deliver assignments to the Employer for his entire right, title and interest in and to said inventions and developments and the applications and the letters patent therefore. The Employee shall execute all papers essential or desirable to carry out the spirit and intent hereof, and shall give all reasonable assistance in establishing, protecting, maintaining, and transferring the rights of the Employer in said inventions, developments, applications and letters patent.

20. Use of Company Facilities

Any company property, data, facilities or resources to which you have access during your employment are available solely for business purposes. The Employee agrees that he will not use any such assets or resources or services to which he has access for any other purpose. The Employee is responsible for taking reasonable care of all company property (including data entrusted to the Employee) during his employment.

Access to the Internet is granted to all employees with an appropriate business need. The Employee will be required to adhere to the Iron Mountain Inc policy with regard to the use of the IT equipment and systems to which he is given access. Subsequent failure to comply with this policy may result in disciplinary action.

21. Policies and Procedures

The Employee must comply at all times with the Company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the Company from time to time. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this agreement and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any company rules, policies or procedures may result in disciplinary action.

22. Variation of Contractual Terms and Conditions

These terms and conditions which make up your contract of employment as defined above are subject to amendment or variation by the issue of individual or general statements of those changes to be introduced and to be agreed with the Employee. The Company will give reasonable notice and seek agreement to any such changes.

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23. Entirety of the Contract

This Contract embodies the entirety of the understanding between the Parties on all issues covered by the Contract and replaces all other written or oral commitments, undertakings and agreements that preceded this Contract.

24. Applicable Law / Jurisdiction

For the purposes of this Contract the applicable Law will be Luxembourg Law and if any disputes arise these will be dealt with in the Courts of Luxembourg.

Drawn up in Budapest, Hungary, on 29 September 2011, in duplicate of which each party acknowledges having received one original.

The Company	The Employee
Represented by:

/s/ Anne Best	/s/ Marc Duale
Anne Best
Director (Gérant / Zaakvoerder)

/s/ Roderick Day
Roderick Day
Director (Gérant / Zaakvoerder)

10

Agreement regarding the suspension of the Employment Contract signed on

    /    /

The undersigned :

Iron Mountain BPM International Sàrl, represented by Anne Best and Roderick Day, acting their capacity as Directors (Gérants) henceforth also referred to as “the Company”,

and

Mr. Marc Duale, henceforth referred to as “Mr. Marc Duale”,

state that they have declared and agreed as follows :

1.         On 1/1/2011 an Employment Contract between Mr. Marc Duale and the Company has been concluded.

2.         The above Employment Contract between Mr. Marc Duale and the Company will be amended as stated below.  The amendments will be effective as from 30 September 2011.

3.         In view of the appointment of Mr. Marc Duale as Director (Gérant) of Iron Mountain BPM Sprl in Belgium, the Employment Contract with Iron Mountain BPM International Sàrl in Luxemburg will be suspended for the duration of Mr. Marc Duale’s mandate as a Director (Gérant) of Iron Mountain BPM Sprl.

4.         The Employment Contract with Iron Mountain BPM International Sàrl in Luxemburg will automatically become effective again when Mr. Marc Duale will not be a Director (Gérant) of Iron Mountain BPM Sprl anymore. If Mr. Marc Duale’s mandate as Director (Gérant) of Iron Mountain BPM Sprl would however be discontinued by Iron Mountain BPM Sprl for any reason of gross misconduct, such reason shall also properly justify the immediate termination of the Employment Contract.

In case of dispute between the company and Mr. Marc Duale the laws of Luxemburg will apply.

For Iron Mountain BPM International Sàrl	Mr. Marc Duale

/s/ Anne Best	/s/ Marc Duale
Anne Best
Director (Gérant)

/s/ Roderick Day
Roderick Day
Director (Gérant)

TERMS AND CONDITIONS FOR THE OFFICE OF DIRECTOR

 (ZAAKVOERDER / GÉRANT)

- between -

IRON MOUNTAIN BPM SPRL

- and -

Mr. Marc Duale

DATE: 1 OCTOBER 2011

These terms and conditions for the office of Sole Director (Zaakvoerder / Gérant) are agreed upon on 1 October 2011..

BY AND BETWEEN:

1.                                     IRON MOUNTAIN BPM SPRL, having its registered office at Avenue des Arts 20, 5th floor, 1000 Brussels, and registered under company number 821.393.723.; (hereinafter referred to as the “Company”), hereby duly represented by Mr. Roderick Day in his capacity of director (zaakvoerder / gérant) of the Company and as attorney-in-fact appointed by the board of directors (zaakvoerders / gérants) of the Company held on 16 September 2011;

and

2.                                     Mr. Marc Duale, residing at Unit G, Level 11, Tower 6, 1 Austin Road West, Sorrento Kowloon, Hong Kong; (hereinafter referred to as the “Sole Director”);

The Company and the Sole Director are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)                               By decision of the extraordinary general meeting of the sole shareholder of the Company which will be held on 1st October 2011, Mr. Marc Duale will be appointed as remunerated Sole Director (zaakvoerder/gérant) of the Company;

(B)                               The Parties hereby wish to specify the terms and conditions of said appointment and oh his mandate in this agreement (hereinafter referred to as the “Agreement”).

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Task and Responsibilities

1.1       The Sole Director will act as Sole Director of the Company as determined by the extraordinary general meeting of the Company and in accordance with the Articles of Association of the Company and the Belgian Companies Code.

1.2       The Sole Director will have the powers and responsibilities in accordance with the Belgian Companies Code and the Articles of Association of the Company and will include (i) all daily management services, financial, operational, administrative, commercial and legal aspects of the business operations of the Company and (ii) all related assistance that may be required or requested by the Company.

1.3       Each year, the board of directors (gérants) of Iron Mountain BPM International, the sole shareholder of the Company, will unilaterally set forth the objectives and goals to be achieved by the Company. Annex 1 to this Agreement set forth the objectives and goals to be achieved by the Company by the end of the fiscal year ending on 31 December 2012. For the next fiscal years, the board of directors (gérants) of Iron Mountain BPM International will notify in writing to the Sole Director, before the start of each new fiscal year, the goals unilaterally set.

Article 2 - Obligations of Sole Director

2.1                               The Sole Director undertakes:

•                                         to assume full responsibility (in accordance with the applicable rules of Belgian company law) for the execution of his mandate;

•                                         to perform his mandate in the best interest of the Company, to the best of his abilities, in a loyal manner and in good faith;

•                                         to communicate to the general meeting of the sole shareholder all information which is pertinent for the Company’s business;

•                                         to take the guidelines that will be issued from time to time by the general meeting into account and to consult with and report to the general meeting on a regular basis in order to assure the coherence of his mandate whilst maintaining all freedom and autonomy in organising the performance of his mandate.

Article 3 - Obligations of the Company

3.1                              The Company will provide the Sole Director with access to all documents, information and guidelines that are reasonably required for the proper performance of his mandate.

3.2                              The Company will make, to the extent the mandate is performed at its facilities, an office and administrative assistance available to the Sole Director for the performance of his mandate.

Article 4 - Compensation of the Sole Director

4.1       Subject to the availability of the Sole Director for the performance of the mandate as described under Article 2.1, the Sole Director will be entitled to a total            yearly on target compensation of €932,094 determined as follows:

4.1.1                     The fix part of the yearly compensation will amount to €517,830.

4.1.2                     Based on reaching the predetermined Company result, as well as the predetermined individual performances, as determined in Annex 1 to this Agreement, the Sole Director could further be entitled to a variable compensation of maximum €414,264, if the general meeting decides to allow the Sole Director to charge such additional compensation.

4.2       The yearly fix compensation will be paid in 12 monthly instalments, due by the Company at the latest at the end of each month. The additional compensation, when due, will be payable to the Sole Director by the Company according to the terms and conditions set forth in Annex 2 to this Agreement.

4.3       The above compensations include the non-taxable allowances, as calculated according to the technical note issued on the basis of the “Circulaire” of 8 August 1983 concerning the special taxation scheme for foreign executives. These allowances are deemed to cover the following expenses:

•                  the difference in cost-of-living between Belgium and the Sole Director’s home country;

•                  the difference in housing cost living between Belgium and the Sole Director’s home country;

•                  a tax equalization between the two countries.

The Company will take the necessary actions to apply for the special tax regime. The autonomous decision about the recognition of the application for the special tax regime is taken by the Belgian tax authorities on the basis of the presented file. As a consequence, the non-taxable allowances (mentioned above) will only be included in the Sole Director’s compensation, if the application for the special tax regime has been approved by the Belgian tax authorities.

The Sole Director will keep and produce to the Company all necessary information related to the abovementioned costs in respect to the special tax regime for expatriates in compliance with Belgian legal requirements (such as documents/vouchers justifying his travel to foreign countries in the course of his mandate).

4.4.    It is expressly declared and agreed between both Parties that the Sole Director will be available for the performance of his mandate for a minimum of 200 days per calendar year. In case the Sole Director would perform his mandate during less then 200 days, the yearly compensation as determined under Article 4.1 will be prorated;

4.5.    The Company will put at the disposal of the Sole Director a company car, the use of which will be subject to the rules as set forth in the car policy in force within the Company.  All costs related to the use and maintenance of this company car will be born by the Company. The Sole Director is entitled to the private use of the company car. This private use will be considered as a benefit in kind and will be treated according to the applicable tax rules in this respect. Alternatively, should the Sole Director opt not to receive the company car, he will be entitled to receive an annual car allowance to the value of €24,981 and an annual fuel allowance to the value of €2,498, both amounts coming on top of the compensation package as defined under Article 4.1

4.6.    The Company will take at charge and pay the social security contributions due in the Belgian social security scheme for self-employed workers.

Article 5 - Expenses

5.1.                            The fixed yearly compensation will cover all other costs incurred by the Sole Director in the framework of the performance of the mandate, with the exception only to the reasonable expenses in relation to business travel and lodging expenses abroad actually incurred or paid by Sole Director in the performance of his duties under this Agreement.

5.2.                            The Company will pay or reimburse the Sole Director for any such expenses upon presentation of the appropriate supporting documents as the board of directors (gérants) of Iron Mountain BPM International may reasonably require and, if the nature and amount would so require, subject to prior approval by the board of directors (gérants) of Iron Mountain BPM International.

5.3.                            The expenses will be due to the Sole Director by the Company at the end of each month together with the monthly instalments and will be payable within the same time period as set forth in Article 4 of this Agreement.

Article 6 - Discretionary Benefits

6.1                               The Company shall make sure that the Sole Director will keep the following discretionary benefits:

•                                          Life Assurance: The Company will provide life assurance cover equivalent to 4 times the amount of the Sole Director’s basic annual salary;

•                                          Medical Insurance: The Sole Director has joined the Company’s International Medical Insurance Plan through CIGNA. Full family cover will remain available;

•                                          Stock Options: The Sole Director has participated in the Iron Mountain 2002 Stock Option Plan and the Sole Director’s entitlement in this respect remains unchanged.

•                                          Tax Assistance: The Sole Director will be liable for his personal taxes and the filing of his tax returns. The Company will reimburse the cost of annual tax returns declarations up to an annual expense not to exceed EUR 6,700. To assist the Company in satisfying its tax reporting obligations in the various jurisdictions in which the Sole Director works, the Sole Director agrees to provide Iron Mountain Incorporated’s Vice President of Compensation & Benefits with a report in the first month of each calendar quarter providing the allocation of days per jurisdiction in the preceding quarter.

Article 7 - Duration and Termination

7.1       This Agreement is concluded for an undefined period and is effective as of 1 October 2011. It shall be deemed rescinded and thus terminated on the date of termination of the mandate as Sole Director. The provisions of this Agreement which by their nature are intended to survive termination, will remain in effect upon this termination.

7.2       Each Party will have the right to terminate this Agreement at all times “ad nutum”, that is to say with immediate effect, without prior notice or indemnification.

Article 8 - Non-compete and non- solicitation undertaking

8.1                               For two years from his effective departure from the Company, the Sole Director shall refrain from carrying out with or without consideration, occasionally or regularly, any business (either personally or by entering into service of another company) which activity or services might be considered as competitive vis-à-vis the Company. This obligation:

8.1.2                     is applicable to activities similar to those exercised by the Sole Director with the Company; this includes amongst other activities of the following entities: Cintas Corporation, Fujitsu, International Business Machines, Canon, Oce Business Services, Pitney Bowes Inc, Recall Corporation, Xerox Corporation. This list is however not limitative;

8.2.2                     is related to countries; Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hong Kong, India, Luxemburg, Mexico, Netherlands, Russia, Spain, the United Kingdom and the United States;

Within 15 days following the termination, the Company may waive the application of this non-competition clause. If the Company does not waive its application, the Sole Director will be entitled (at the end of this period) to a non competition indemnity equal to the 50% of the compensation, as determined in Article 4, due for the duration of the non-compete obligation.

In the event of any breach of this non competition clause by the Sole Director, the Sole Director will be bound to refund the sum that the Company will have paid in compliance with this Article 8. The Sole Director will furthermore be held to pay an equivalent sum, without prejudice to the Company’s right to prove and claim additional damage.

The board of directors (gérants)of Iron Mountain BPM International can at any moment reduce the duration of this non-competition clause. In that case, the aforementioned indemnity will be reduced proportionally.

8.2                               Following his mandate as Sole Director of the Company and for 12 months following the termination of this mandate, the Sole Director shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit business from any actual or prospective customer or client of the Company or its affiliated companies with which the Sole Director had contact during the 12 months prior to the termination of the collaboration, nor shall the Sole Director attempt to induce any such actual or prospective customer or client to terminate its relationship with the Company or any of its affiliated companies.

Following his mandate as Sole Director of the Company and for 12 months following the termination of this mandate, the Sole Director will not, directly or indirectly, on his own behalf of on behalf of any other person or entity, hire, attempt to hire, solicit for employment, seek to retain on an independent contractor or consultant basis, or in any way encourage the departure, resignation or other termination of employment of any employee of the Company or its affiliated companies.

Article 9 - Confidentiality and Proprietary Information

9.1                               The Sole Director agrees to regard and preserve as confidential all information, whether in writing or in other tangible or intangible form, relating to the business of the Company, or any of the Company’s customers or suppliers that has not previously been publicly released by duly authorized representatives of the Company and will include (but will not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, consumer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of the Company or any of the Company’s customers (hereinafter referred to as “Proprietary Information”) both during the term of this Agreement and thereafter.

9.2                               The Sole Director will not, without the prior written approval from the board of directors (gérants) of Iron Mountain BPM International, directly or indirectly, use any such proprietary information for his benefit or purposes, nor disclose to others, both during the term of this Agreement and thereafter, except as required for carrying out his mandate as Sole Director of the Company.

9.3                               The Sole Director agrees not to remove from the premises of the Company or from the premises of any customer of the Company, except to the extent required to perform his mandate or except as specifically authorized in writing by the board of directors (gérants) of Iron Mountain BPM International, any document or object containing or reflecting any Proprietary information.

9.4                              All Proprietary information and all of the Sole Director’s interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments, developed by the Sole Director as a result of, or in connection with the activities carried out under this Agreement, will be the property of the Company.

9.5                              The Sole Director will, upon termination of this Agreement, immediately return to the Company all equipment, software, documents (including documents established by the Sole Director for or in connection with the Company’s business), business information and data of any nature whatsoever which have been made available or established, irrespective of the carrier and without retention of any copies.

Article 10 - Intellectual Property Rights

10.1                        The Sole Director explicitly agrees that all inventions, projects, drawings, processes and improvements of any nature whatsoever, including rights on patents, designs, databases, software (or rights on the application for registration of such rights) (hereinafter referred to as the “Intellectual Property Rights”) of which he would become during the term of this Agreement the author or co-author and which relate to the business of the Company, will be the exclusive property of the Company and the Sole Director undertakes to make full and prompt disclosure without compensation of all relevant documents and data in favour of the Company and to provide all necessary co-operation to secure for and / or to assign to the Company all monetary Intellectual Property Rights.

10.2                        This undertaking to co-operate will remain applicable for a period of two (2) years following the termination of this Agreement.

10.3                       The compensations as set forth in Article 4.1 of this Agreement will be deemed to cover the Sole Director’s compensation for the Intellectual Property Rights so assigned.

Article 11 - Insurances

11.1                        The Company will conclude a director’s liability insurance for the benefit of the Sole Director.

11.2                        The Sole Director can benefit from travel insurance, concluded and paid for by the Company.

Article 12 - Independent Parties

12.1                        The Sole Director will only be entitled to use the Company trademark and logo subject to the prior written approval by the board of directors (gérants) of Iron Mountain BPM International. The use will only be permitted to perform the mandate with which the Sole Director is entrusted and will need to be accompanied by an indication of the capacity in which the Sole Director acts.

All use of the Company trademarks and logos must immediately cease upon termination of this Agreement.

12.2                        The Sole Director will diligently comply with all legal and contractual provisions to which he is subject.

The Sole Director will indemnify the Company and the members of the group for all claims that would be made against the Company or the members of the group by any third party or administration because of non-compliance by the Sole Director with any of his legal obligations on the basis of or in relation to this Agreement and the mandate carried out.

12.3                       The Sole Director shall exercise its mandate in an independent, proper, loyal and efficient manner without any link of subordination between himself and the Company. The Sole Director will perform his mandate in complete freedom and independence towards the Company. He has complete discretion as to the organization of his activities for the good performance of his mandate. He therefore determines in which circumstances and under which conditions (working time, means of work…), he will carry out his mandate.

Article 13 - Miscellaneous

13.1                       This Agreement constitutes the entire understanding of the Parties regarding the terms & conditions for the execution of the mandate as Sole Director and supersedes any prior agreements or understandings, written or oral, between the Company and the Sole Director with respect to the subject matter of this Agreement.

13.2                       If any provisions of this Agreement are held to be invalid or illegal in whole or in part, this Agreement will continue to be valid as to its other provisions and to the remainder of the affected provision. The Parties undertake to replace the invalid provision by a provision having the same effects and objectives.

13.3                       Any amendment to this Agreement or modification of the obligations of a Party has to be agreed upon in writing by all Parties.

Article 14 - Applicable Law - Competent Courts

14.1                        This Agreement will be governed by Belgian law.

14.2                        Any dispute in connection with the conclusion, interpretation or the performance of this Agreement will be submitted to the competent courts of Brussels.

IN WITNESS WHEREOF, the Parties hereto have initialled each page of this Agreement, and have signed and executed this Agreement in two (2) originals on the day and year first written above, and each Party acknowledges the receipt of one original.

(1)                                 IRON MOUNTAIN BPM SPRL

By:	/s/ Roderick Day
Name: Roderick Day
Title: Director

(2)                                 Mr MARC DUALE

/s/ Marc Duale

ANNEX 1 to the terms and conditions for the office of Sole Director, concluded on 1 October 2011 between IRON MOUNTAIN BPM SPRL and Mr. Marc Duale

In accordance to Article 4.1.2. of the terms and conditions for the office of Sole Director, concluded on 1 October 2011 between IRON MOUNTAIN BPM SPRL and Mr. Marc Duale, as Sole Director, could be entitled to a variable compensation of maximum €414,264 as determined in Article 4.1 of the afore mentioned terms and conditions as follows:

•                 67% of the variable compensation is determined based on the Company result The variable allowance linked to the Company result is calculated in function of Iron Mountain International Revenue and EBITDA. The calculation method is recorded in documentation previously communicated to Mr Marc Duale.

•                  33% of the variable allowance is determined based on the Sole Director’s personal performances included in his 2011 Goals and Objectives previously communicated to Mr Marc Duale.

This Agreement is drawn up in two original copies, of which each party acknowledges having received one fully signed original.

Done in                                                    on

(1)                                 IRON MOUNTAIN BPM SPRL

By:	/s/ Roderick Day
Name: Roderick Day
Title: Director

(2)                                 Mr MARC DUALE

/s/ Marc Duale

ANNEX 2: Terms and conditions for the payment of the additional compensation to Mr. Marc Duale

To be paid into the same bank account(s) as his fixed yearly compensation, or as otherwise directed in writing by Mr. Duale at such time as the Company’s annual incentive compensation payments are made generally to other executives.